Exhibit 17.5

Robert L. Cashman

18482 Park Villa Place

Villa Park, California 92861

May 6, 2019

To the Board of Directors

Service Team Inc.

RE: RESIGNATION

Effective immediately, I hereby resign my position as President, Secretary and a member of the Board of Directors of Service Team Inc.

Sincerely,

/s/ Robert L. Cashman

Robert L. Cashman